TWELFTH AMENDMENT
to
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        This TWELFTH AMENDMENT to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of October 17, 2002, by and among GEHL COMPANY, GEHL POWER PRODUCTS, INC., COMPACT EQUIPMENT ATTACHMENTS, INC., HEDLUND MARTIN, INC., and MUSTANG MANUFACTURING COMPANY, INC. (separately and collectively, “Borrower”) and DEUTSCHE FINANCIAL SERVICES CORPORATION and DEUTSCHE FINANCIAL SERVICES CANADA CORPORATION (separately and collectively, “Lender”).

Recitals:

A.	Borrower and Lender (or their respective predecessors in interest) are party to that Amended and Restated Loan and Security Agreement dated as of October 1, 1994 (as it has been and may be further amended, restated, extended, renewed, replaced, or otherwise modified from time to time, the “Loan Agreement”).

B.	Borrower and Lender desire to amend the Loan Agreement on the terms and conditions set forth herein

Amendment

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby amend the Loan Agreement as follows:

1.    Definitions.  Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement. All references to the “Agreement” in the Loan Agreement and in this Amendment shall be deemed to be references to the Loan Agreement as it is amended hereby and as it may be further amended, restated, extended, renewed, replaced, or otherwise modified from time to time.

2.    Conditions to Effectiveness of Amendment  This Amendment shall become effective as of the date first above written if this Amendment has been duly executed by all parties hereto.

3.     Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

        3.1.    New Definitions.  Section 1.1 is amended by inserting the following new terms and definitions in proper alphabetical order:

“Letter of Credit”: any standby or commercial (documentary) letter of credit issued by Letter of Credit Issuer for the account of Gehl Company.

“Letter of Credit Exposure”: the undrawn amount of all outstanding Letters of Credit plus all amounts drawn on such Letters of Credit and not yet reimbursed by Gehl Company.

"Letter of Credit Issuer": Deutsche Bank, N.A., or such other financial institution acceptable to DFS in its sole and absolute discretion.

        3.2.    Modified Definitions.

                3.2.1.      The definition of “Obligations” in Section 1.1 is amended by inserting the words “reimbursement obligations of Gehl Company to the Letter of Credit Issuer or DFS with respect to the Letter of Credit Exposure, obligations under any reimbursement agreement between Gehl Company and the Letter of Credit Issuer or DFS,” after the word “loans”.

                3.2.2.      The definition of “Other Agreements” in Section 1.1 is amended by inserting the words “reimbursement agreements, letter of credit applications, or similar agreements between Gehl Company and the Letter of Credit Issuer or DFS executed in connection with any Letter of Credit,” after the word “contracts”.

        3.3.    Letters of Credit.  The following new Section is inserted at the end of the Loan Agreement as Section 11:

        11. LETTERS OF CREDIT

11.1 DFS has previously arranged, and in the future may, in its sole and absolute discretion, arrange for the issuance of Letters of Credit by Letter of Credit Issuer for the account of Gehl Company from time to time so long as the U.S. Line has not been terminated, but only in connection with transactions satisfactory to DFS and only if as a result of such issuance the sum of the Letter of Credit Exposure and the balance of the U.S. Loan will not exceed the amount available under the U.S. Line. DFS shall be under no obligation to do so and makes no commitment to do so. The expiration date of any Letter of Credit will be a date which is prior to the Maturity Date and satisfactory to DFS in its sole and absolute discretion.

11.2 Notwithstanding anything to the contrary in this Agreement or in the Other Agreements, DFS will at all times deduct from the amount otherwise available to be borrowed under the U.S. Line the amount of the Letter of Credit Exposure. Gehl Company agrees that for purposes of determining loan availability and over-advance positions, the Letter of Credit Exposure shall for all purposes be treated as having been advanced under the U.S. Line.

11.3 The unreimbursed amount of each draw on a Letter of Credit shall bear interest at a rate per annum equal to the rate applicable to the U.S. Loan.

11.4 Gehl Company shall pay to DFS all fees charged by DFS and Letter of Credit Issuer with respect to each Letter of Credit. DFS will confirm the amount of such fees in writing (or by electronic mail) prior to the issuance of such Letter of Credit. Gehl Company shall pay to DFS all of DFS’ and Letter of Credit Issuer’s other customary fees for issuance, amendment, or renewal of a Letter of Credit and for each negotiation of a draft drawn under such Letter of Credit.

11.5 Gehl Company hereby unconditionally agrees to immediately pay to DFS, without demand, at DFS’ address all amounts required to pay all drafts drawn under Letters of Credit issued for the account of Gehl Company and all reasonable expenses incurred by DFS and Letter of Credit Issuer in connection with such Letters of Credit and in any event to remit to DFS sufficient funds to pay all debts and liabilities arising under any Letter of Credit issued for the account of Gehl Company. Gehl Company hereby authorizes DFS to make an advance under the U.S. Line, the Canadian Line, the Supplemental Line of Credit, or any other credit facility between Gehl Company and DFS (at DFS’ option) to immediately pay such amount, even if such advance would cause an over-advance position under such line or facility.

11.6 Gehl Company may request the issuance of a Letter of Credit by submitting an issuance request to DFS and executing the letter of credit application, reimbursement agreement, and/or other documentation required by DFS (and satisfactory to DFS) no less than five Business Days prior to the requested issue date for such Letter of Credit (unless other arrangements satisfactory to DFS are made). Each request for a Letter of Credit shall constitute a certification by Gehl Company that (i) there is no Default which has occurred and is continuing, and (ii) the representations and warranties herein and in the Other Agreements are true as if made on the date of such request.

11.7 The issuance of any Letter of Credit shall be at DFS’ sole and absolute discretion. DFS shall be under no obligation to issue any Letter of Credit. Without limiting DFS’ discretion to refuse to issue any Letter of Credit, DFS will not arrange for Letter of Credit Issuer to issue any Letter of Credit if any order, judgment or decree of any governmental authority shall exist which purports by its terms to enjoin or restrain Letter of Credit Issuer from issuing such Letter of Credit, or if any law or request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over DFS or Letter of Credit Issuer shall exist which prohibits, or requests that DFS or Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or imposes upon DFS or Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement.

11.8 Gehl Company assumes all risks of the acts or omissions of any beneficiary of any of the Letters of Credit. Neither DFS, Letter of Credit Issuer, nor any of their directors, officers, employees, agents, or representatives shall be liable or responsible for: (a) the use which may be made of any of the Letters of Credit or for any acts or omissions of beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by DFS or Letter of Credit Issuer against presentation of documents which, on their face, appear to comply with the terms of any Letter of Credit, even though such documents may fail to bear any reference or adequate reference to any such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit in connection with which DFS or Letter of Credit Issuer would, pursuant to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (as amended from time to time) or the International Standby Practices (ISP98), be absolved from liability. In furtherance and not in limitation of the foregoing, DFS and Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The provisions of this Section 11.8 shall survive termination of the U.S. Line, the Canadian Line, the Supplemental Line of Credit, the expiration of the Letters of Credit and the indefeasible full payment and satisfaction of all of the Obligations.

11.9 Notwithstanding anything to the contrary in this Agreement or in any of the Other Agreements, all representations and warranties of Gehl Company in this Agreement and the Other Agreements shall survive, Gehl Company shall comply with all covenants applicable to Gehl Company under this Agreement and the Other Agreements, the security interests granted by Gehl Company to DFS will not be released, the powers of attorney granted by Gehl Company to DFS under this Agreement and the Other Agreements may not be terminated or revoked, and Gehl Company may not terminate this Agreement or any of the Other Agreements until all Letters of Credit have expired and the Obligations have been indefeasibly paid in full in cash, and DFS has no further obligation to extend credit to or for the account of Gehl Company.

11.10 All security interests previously or hereafter granted by Gehl Company to DFS shall also secure Gehl Company’s reimbursement obligations under all Letters of Credit.

4.     Effect of Amendment.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement or any of the Other Agreements, nor constitute a waiver of any provision of the Loan Agreement, any of the Other Agreements or any existing Default, nor act as a release or subordination of the security interests of Lender. Each reference in the Loan Agreement to “the Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, shall be read as referring to the Loan Agreement as amended by this Amendment.

5.     Representations and Warranties.  Borrower hereby represents and warrants to Lender as of the date hereof that (i) this Amendment has been duly authorized by Borrower’s Board of Directors pursuant to authority duly granted by Borrower’s Board of Directors, (ii) no consents are necessary from any third parties for Borrower’s execution, delivery or performance of this Amendment which have not been obtained, (iii) this Amendment constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws related to creditors rights generally or by the application of equity principles, (iv) all of the representations and warranties contained in the Loan Agreement are true and correct in all material respects with the same force and effect as if made on and as of the date of this Amendment, except that with respect to the representations and warranties made regarding financial data in the Loan Agreement, such representations and warranties are hereby made with respect to the most recent financial statements and the other financial data (in the form required by the Loan Agreement) delivered by Borrower to Lender, and (v) there exists no Default under the Loan Agreement.

6.     Reaffirmation.  Borrower hereby acknowledges and confirms that (i) the Other Agreements remain in full force and effect, (ii) the Loan Agreement is in full force and effect, (iii) Borrower has no defenses to its obligations under the Loan Agreement and the Other Agreements, (iv) the security interests of Lender secure all the Obligations under the Loan Agreement as amended by this Amendment and the Other Agreements, continue in full force and effect and have the same priority as before this Amendment, and (v) Borrower has no claim against Lender arising from or in connection with the Loan Agreement or the Other Agreements.

7.     Governing Law.  This Amendment has been executed and delivered in St. Louis, Missouri, and shall be governed by and construed under the laws of the State of Missouri without giving effect to choice or conflicts of law principles thereunder.

8.     Section Titles.  The section titles in this Amendment are for convenience of reference only and shall not be construed so as to modify any provisions of this Amendment.

9.     Counterparts; Facsimile Transmissions.  This Amendment may be executed in one or more counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Amendment may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

10.     Incorporation By Reference.  Borrower and Lender hereby agree that all of the terms of the Loan Agreement and the Other Agreements are incorporated in and made a part of this Amendment by this reference.

11.     Statutory Notice.  The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice will be deemed to limit or modify the terms of the Loan Agreement and the Other Agreements or this Amendment:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS AMENDMENT.

[signature pages follow]

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

GEHL COMPANY

By: /s/ Kenneth P. Hahn
Name: Kenneth P. Hahn
Title: Vice President

GEHL POWER PRODUCTS, INC.

By: /s/ Kenneth P. Hahn
Name: Kenneth P. Hahn
Title: Vice President

COMPACT EQUIPMENT ATTACHMENTS, INC.

By: /s/ Kenneth P. Hahn
Name: Kenneth P. Hahn
Title: Vice President

HEDLUND MARTIN, INC.

By: /s/ Kenneth P. Hahn
Name: Kenneth P. Hahn
Title: Vice President

MUSTANG MANUFACTURING COMPANY, INC.

By: /s/ Kenneth P. Hahn
Name: Kenneth P. Hahn
Title: Vice President

DEUTSCHE FINANCIAL SERVICES CORPORATION

By: /s/ J. Kinenon
Name: J. Kinkenon
Title: Vice President

DEUTSCHE FINANCIAL SERVICES CANADA CORPORATION

By: /s/ Graham McAusland
Name: Graham McAusland
Title: Credit Manager

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